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EXHIBIT 99.1


Company Contact:                             Investor Relations Contact:
Liew Kim Siong                               Crocker Coulson
65-6332-9287                                 +1-310-477-9800, ext. 103
kimsiong@m2bworld.com                        crocker.coulson@ccgir.com



                   AMARU ANNOUNCES MOVE TO OTC BULLETIN BOARD

SINGAPORE - JANUARY 19, 2007 - Amaru, Inc. (OTCBB: AMRU), a leading provider of interactive broadband entertainment and media on demand, announced today that its common stock is now quoted on the Over-The-Counter Bulletin Board (OTC BB), effective January 19, 2007. Amaru had previously been quoted on the Pink Sheets.

"Our move to the OTC Bulletin Board is an integral part of our growth strategy," commented Colin Binny, Amaru's Chief Executive Officer. "We believe that being quoted on the OTC Bulletin board will bring Amaru to the attention of a larger group of potential investors as well as enhance the liquidity of our stock."

Financial America Securities (FAS) filed form 15c2-11 with the National Association of Securities Dealers (NASD) and has been approved to act as the exclusive market-maker for Amaru's stock for a period of 30 days. A 15c2-11 demonstrates that the market-maker has undertaken due diligence for review and approval by the NASD. Once the 30 day period has expired other market-makers may file form 15c-211.

The OTC Bulletin Board(R) is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter
(OTC) equity securities. In December, 2006, the number of average daily securities traded at the OTC Bulletin Board was 3,407, with an average daily number of market makers of 217. The total share volume at the OTC BB in December, 2006, was 27 billion for a total dollar volume of $3.5 billion.


ABOUT AMARU INC.
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Amaru, Inc., through its subsidiaries under the M2B brand, is a leader in the
Broadband Media Entertainment business, and a major provider of interactive Entertainment-on-demand, Education-on-demand and e-commerce streaming over Broadband channels, Internet portals, and 3G devices. To date, the Company has launched multiple Broadband TV websites for Hollywood and Asian entertainment, education and online shopping, with over 100 channels designed to cater to various consumer segments and lifestyles. Its content covers diverse genres such as movies, dramas, comedies, documentaries, music, fashion, lifestyle, edutainment, and more. The M2B brand has established its competitive edge by offering access to an expansive range of content libraries for aggregation, distribution and syndication on Broadband and other media; including rights for merchandising, product branding, promotion and publicity.